Exhibit 23.9

Consent of Independent Auditors

Board of Directors

Senior Care Centers, LLC

We consent to the incorporation by reference in this registration statement of Sabra Health Care REIT, Inc. on the amended Form S-4 filed with the Securities and Exchange Commission on or about July 5, 2017, of our report dated March 15, 2017, on our audits of the consolidated financial statements of Senior Care Centers, LLC as of December 31, 2016 and 2015, and for the years ended December 31, 2016, 2015 and 2014, which report is included in Care Capital Properties, Inc.’s Annual Report on Amended Form 10-K/A for the year ended December 31, 2016.

/s/ BKD, LLP

Springfield, Missouri

July 5, 2017